Exhibit 5.1

Goodwin Procter LLP 100 Norther Avenue Boston, MA 02210 goodwinlaw.com +1 617 570 1000

March 26, 2021

Big Sky Growth Partners, Inc.

1201 Western Avenue, Suite 406

Seattle, Washington 98101

Re:    Securities Registered under Registration Statement on Form S-1

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-1 (File No. 333-253569) (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering by Big Sky Growth Partners, Inc., a Delaware corporation (the “Company”), of up to 30,000,000 units (the “Units”), with each Unit consisting of one share of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”), and one-fourth of one redeemable warrant of the Company, where each whole warrant entitles the holder thereof to purchase one share of Common Stock (the “Warrants”). The Units are expected to be sold to the several underwriters named in, and pursuant to, an underwriting agreement to be entered into among the Company and such underwriters (the “Underwriting Agreement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

For purposes of the opinions set forth below, without limiting any other exceptions or qualifications set forth herein, we have assumed that each of the Units and the Warrants, and the unit agreements and warrant agreements, will be governed by the law of New York.

The opinions set forth below are limited to the Delaware General Corporation Law and, as to the Units and the Warrants constituting valid and binding obligations of the Company, the law of New York.

Based on the foregoing and subject to the additional qualifications set forth below, we are of the opinion that:

1.    When the Units are delivered and paid for in accordance with the Underwriting Agreement, assuming the due authorization, execution and delivery thereof by Continental Stock Transfer & Trust Company, as transfer agent, the Units will be valid and binding obligations of the Company.

Big Sky Growth Partners, Inc.

March 26, 2021

2.    When the shares of Common Stock included in the Units are delivered and paid for as part of the Units in accordance with the Underwriting Agreement, the shares of Common Stock will be validly issued, fully paid and nonassessable.

3.    When the Warrants included in the Units are delivered and paid for as part of the Units in accordance with the Underwriting Agreement, assuming the due authorization, execution and delivery of such Warrants by Continental Stock Transfer & Trust Company, as warrant agent, the Warrants will constitute valid and binding obligations of the Company.

Our opinions expressed in this opinion letter are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether considered in a proceeding in equity or at law). We note that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

This opinion letter and the opinions it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP